Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153






                                February 2, 2005


Building Materials Corporation of America
BMCA Insulation Products Inc.
BMCA Quakertown Inc.
Building Materials Investment Corporation
Building Materials Manufacturing Corporation
Ductwork Manufacturing Corporation
GAF Leatherback Corp.
GAF Materials Corporation (Canada)
GAF Premium Products Inc.
GAF Real Properties, Inc.
GAFTECH Corporation
LL Building Products Inc.
Pequannock Valley Claim Service Company, Inc.
South Ponca Realty Corp.
Wind Gap Real Property Acquisition Corp.

1361 Alps Road
Wayne, New Jersey 07470

Ladies and Gentlemen:

         We have acted as counsel to Building Materials Corporation of America ("BMCA"), as issuer, and BMCA Insulation Products Inc. ("Insulation"), BMCA Quakertown Inc. ("Quakertown"), Building Materials Investment Corporation ("Investment"), Building Materials Manufacturing Corporation ("Manufacturing"), Ductwork Manufacturing Corporation ("Ductwork"), GAF Leatherback Corp. ("Leatherback"), GAF Materials Corporation (Canada) ("Materials"), GAF Premium Products Inc. ("Premium"), GAF Real Properties, Inc. ("Properties"), GAFTECH Corporation ("GAFTECH"), LL Building Products Inc. ("LL Building"), Pequannock Valley Claim Service Company, Inc. ("Pequannock"), South Ponca Realty Corp. ("South Ponca"), Wind Gap Real Property Acquisition Corp. ("Wind Gap" and, together with Insulation, Quakertown, Investment, Manufacturing, Ductwork, Leatherback, Materials, Premium, Properties, GAFTECH, LL Building, Pequannock and South Ponca, the "Guarantors"), as guarantors, in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement"), with respect to $50,000,000 aggregate principal amount of 7-3/4% Senior Notes due 2014 (the "Notes") of BMCA to be issued under an Indenture, dated as of July 26, 2004 (the "Indenture"), by and among BMCA, the Guarantors

Building Materials Corporation of America
February 2, 2005
Page 2


and Wilmington Trust Company, as trustee (the "Trustee"). The Notes will be unconditionally guaranteed on a senior basis by each of the Guarantors pursuant to guarantees contained in the Indenture (the "Guarantees").

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, the form of Note and Guarantee set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of BMCA and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of BMCA and the Guarantors. In addition, we have assumed that the Notes and the Guarantees will be executed and delivered substantially in the form examined by us.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. The Company and the Guarantors are corporations validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted.

                  2. The Notes have been duly authorized by all necessary corporate action on the part of BMCA and, when duly executed by BMCA, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of BMCA, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  3. The Guarantee of each of the Guarantors has been duly authorized by all necessary corporate action on the part of that Guarantor and, when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as

Building Materials Corporation of America
February 2, 2005
Page 3


contemplated by the Registration Statement, the Guarantees of the Guarantors will constitute the legal, valid and binding obligations of the Guarantors, enforceable against that Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is part of the Registration Statement.

                                         Very truly yours,

                                         /s/ Weil, Gotshal & Manges LLP